Exhibit 99.1

CONTACT:                                                                                                                     FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Vice President, Organizational Development

& Investor Relations

(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS HIGHER 3rd QUARTER SALES

Lower Organic Sales And Higher Energy & Commodity Prices Negatively Impact Profits

Company Expects IRS Tax Ruling on Wholesale Spin Off Before Year End And Intends To Examine Additional Strategic Opportunities

GREENWICH, CT, USA, December 12, 2005: Blyth, Inc. (NYSE: BTH), a leading designer and marketer of home fragrance and home décor products, today reported that Net Sales for the third quarter ended October 31, 2005 increased approximately 1% to $444.5 million compared with $439.4 million a year earlier.  Operating Profit for the quarter declined to $33.7 million compared to $51.1 million for the prior year period.  Net Earnings for the quarter were $23.0 million versus $30.2 million a year earlier.  Diluted Net Earnings Per Share for the quarter were $0.56 per share compared to $0.73 for the same period last year.

Net Sales of $1,092.4 million for the nine months ended October 31, 2005 were approximately even with the $1,087.5 million reported for the same period a year ago.  Operating Profit for the nine months was $62.8 million versus $104.3 million for the same period last year.  Net Earnings were $37.2 million compared to $57.4 million for the prior year period.  Diluted Net Earnings Per Share were $0.90 compared to $1.29 for last year’s first nine months.

Third quarter Net Sales increased approximately 1% due to the addition of Edelman and Euro-Decor, acquired in September 2004.  The Company’s third quarter operating margin was negatively impacted both by soft sales across its three segments, as well as the mix shift resulting from the sales shortfall in the Direct Selling segment, which has a higher operating margin than the Wholesale and Catalog & Internet segments.  Higher freight surcharges across Blyth’s segments and substantial increases in commodity costs, such as paraffin wax, as well as raw materials required for production of Sterno® brand chafing fuel products, also had a significant negative impact on the Company’s operating margin.

In addition to the aforementioned factors that negatively impacted the Company’s third quarter operating margin, Blyth completed two small acquisitions during the quarter.  The Company acquired the remaining interest in Two Sisters Gourmet, a small party plan Direct Selling company that specializes in simple yet elegant gourmet entertaining products, and acquired Boca Java, an on-line specialty retailer of premium coffees, teas, cocoas and related accessories.

These new acquisitions and other organic strategic initiatives experience operating losses as Blyth investment spends to grow them into significant and profitable businesses.

Robert B. Goergen, Blyth’s Chairman of the Board and CEO, commented, “These are challenging times for our industry.  Blyth’s third quarter results reflect the impact of widespread reduced discretionary consumer spending in the Home Expressions category, as evidenced not only by our results, but by those of most of our direct competitors and many retailers, both in the U.S. and in Europe.   Materially higher fuel and commodity prices versus last year affected Blyth’s top line relative to consumer discretionary purchasing power and our gross margins relative to substantial cost increases for our major commodities and product distribution.”

“We also continue to investment spend against several organic strategic initiatives across our three business segments,” Mr. Goergen continued.  “Though this commitment impacts our operating margin in the near term, we believe that these new ventures are added opportunity for growth and increased profitability over the long term.”

In the Direct Selling segment, third quarter net sales declined 1%, from $156.1 million to $154.7 million for the same period last year.  PartyLite’s U.S. sales declined 7% versus last year’s third quarter, which was substantially less than declines seen during the first half of the fiscal year.  Sales of PartyLite’s holiday product line increased significantly over last year’s third quarter.  Moreover, in PartyLite’s Canadian market, sales increased 25% on the strength of the holiday product line.  In Europe, PartyLite’s sales increased 4% during the quarter due to strong holiday product line sales in most markets. Third quarter operating profit in the Direct Selling segment was $12.2 million versus $19.3 million in the same period last year and was negatively impacted by lower volume in the U.S. market than prior year, increased freight surcharges and the timing of expenses related to PartyLite’s North American and European National Sales Conferences this quarter versus the prior year.

In Blyth’s other direct to consumer business, the Catalog & Internet segment, third quarter net sales decreased 4% to $51.7 million, attributable to weak demand in all four of the major catalogs.  This segment experienced a breakeven operating profit versus $3.4 million in last year’s third quarter, which was below management’s expectation.  Soft consumer demand and a $1.2 million write down of a Colorado Springs facility, which is currently held for sale, were the main contributors to lower than expected operating profit.

In the Wholesale segment, third quarter net sales increased approximately 4% to $238.2 million, principally due to the acquisitions of Edelman and Euro-Decor.  These acquisitions represented 11 percentage points of sales growth during the third quarter.  Higher sales of North American premium and mass channel home fragrance products were more than offset by sales shortfalls in this segment’s other product lines and markets.  Third quarter operating profit in the Wholesale segment was $21.5 million compared to last year’s third quarter operating profit of $28.4 million and was significantly impacted by higher commodity costs and fuel surcharges, as well as lower sales among the existing Wholesale businesses.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

Blyth Announces Plan to Repatriate up to €104 Million under the American Jobs Creation Act of 2004

The Company announced today that, subject to Board approval of a domestic reinvestment plan, it intends to repatriate up to €104 million (approximately $130 million) in foreign earnings, which were previously considered permanently reinvested in non-U.S. legal entities, under the American Jobs Creation Act of 2004.  The funds are expected to be brought back to the United States late in the fourth quarter and will receive the favorable tax treatment provided by the Act.

Blyth, Inc. expects to record a one-time tax expense of up to approximately $9.8 million, or $0.24 per share, in the fourth quarter to recognize the income tax liability associated with repatriating these funds.  As part of its repatriation plan, Blyth, Inc. intends to make a domestic investment of the repatriated amount in a wide range of initiatives, including the hiring and training of U.S. workers, research and development efforts, qualified retirement plan funding, capital expenditures to support the U.S. businesses, advertising and marketing with respect to its various trademarks, brand names and rights to intangible property, and acquisitions of U.S.-based businesses, all consistent with the requirements of the legislation.

IRS Tax Ruling for Wholesale Spin Off Expected By Year End

Company to Examine Strategic Opportunities in Addition to Wholesale Spin Off

The Company announced today that it expects to receive a ruling from the IRS relating to certain aspects of the proposed tax-free spin off of the Wholesale segment to Blyth’s shareholders prior to the end of the calendar year.  Management intends to evaluate additional strategic opportunities that have been identified since the Company’s announcement of the spin off.  Initiatives intended to separate the company into two distinct parts continue, though management has paused in its immediate efforts to complete the spin off.

Blyth, Inc. Announces Acceleration of Stock Option Vesting

The Company also announced today that its Board of Directors approved the acceleration of the vesting of all outstanding, unvested stock options at its December 9, 2005 meeting.  All other terms and conditions applicable to such options, including exercise prices, remain unchanged.  As a result, options to purchase approximately 350,000 shares became exercisable immediately.  Based on Friday’s closing price of $20.11, virtually all of the stock options have an exercise price below fair market value at this time, and the Company will record an expense of less then $1,000 in the fourth quarter in connection with the accelerated vesting.  Moreover, due to the acceleration of the Company’s existing unvested stock options, no expense recognition will be needed upon adoption of FASB Statement No. 123(R) in February 2006.

Management today updated its projections for fiscal year 2006 Earnings Per Share and expects EPS to be in the range of $1.41 to $1.46.  This estimate includes the effect of the maximum expected $9.8 million fourth quarter tax on the Company’s intended repatriation of funds under the American Jobs Creation Act as noted above, which is anticipated to lower earnings per share by $0.24.  Therefore, excluding the effect of the expected tax, fiscal year 2006 Earnings Per Share is expected to range from $1.65 to $1.70.  Cash flow from operations is anticipated to exceed $85 million for the full fiscal year.  Capital spending of approximately $15 million is also expected for fiscal year 2006.

Management will conduct a conference call tomorrow at 10 a.m. (eastern), which will be broadcast live over the Internet in the “Investor Relations” section of our website at www.blyth.com.  The call will be archived on Blyth’s website.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry.  The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  Blyth manufactures most of its candles and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Purple TreeTM and Two Sisters GourmetTM brands, to retailers in the premium and specialty retail channels under the Colonial CandleTM, Carolina®, CBK®, and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy ComfortsTM and Boca JavaTM brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite®, Colonial®, Gies®, Liljeholmens®, Ambria®, Carolina®, KaemingkTM, Edelman® and Euro-Decor® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2005.

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BLYTH, INC.

Consolidated Statement of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended October 31,	Ended October 31,	Ended October 31,	Ended October 31,
	2005	2004	2005	2004

Net sales	$444,527	$439,444	$1,092,449	$1,087,487
Cost of goods sold	258,608	238,764	599,125	557,685
Gross profit	185,919	200,680	493,324	529,802
Selling	115,108	113,497	318,726	322,199
Administrative	37,096	36,121	111,752	103,268
	152,204	149,618	430,478	425,467
Operating profit	33,715	51,062	62,846	104,335

Interest expense and other	5,383	5,784	16,513	14,694
Earnings before income taxes and minority interest	28,332	45,278	46,333	89,641
Income tax expense	5,288	15,155	9,788	32,398
Earnings before minority interest	23,044	30,123	36,545	57,243
Minority interest	3	(120)	(611)	(120)
Net earnings	$23,041	$30,243	$37,156	$57,363

Basic:
Net earnings per common share	$0.56	$0.74	$0.91	$1.31
Weighted average number of shares outstanding	40,978	40,893	40,948	43,885

Diluted:
Net earnings per common share	$0.56	$0.73	$0.90	$1.29
Weighted average number of shares outstanding	41,141	41,287	41,190	44,338

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2005	October 31, 2004
Assets
Cash and Cash Equivalents	$44,820	$45,437
Accounts Receivable, Net	194,291	214,191
Inventories	280,655	267,537
Property, Plant & Equipment, Net	233,100	250,567
Other Assets	375,181	350,328
	$1,128,047	$1,128,060

Liabilities and Stockholders’ Equity
Bank Debt	$101,965	$167,020
Bond Debt	249,429	249,270
Other Liabilities	260,798	252,387
Stockholders’ Equity	515,855	459,383
	$1,128,047	$1,128,060